Exhibit 4.1

Tel : 2810 2538

Fax : 2537 1002

29 March 2004

To :	CLP Power Hong Kong Limited,
ExxonMobil Energy Limited, and
Castle Peak Power Company Limited

Attention : The Directors

Dear Sirs/Madams,

This letter sets out the agreement reached between The Government of the Hong Kong Special Administrative Region (“the Government”), CLP Power Hong Kong Limited (formerly known as China Light and Power Company, Limited) (“CLP Power”), ExxonMobil Energy Limited (formerly known as Exxon Energy Limited) (“EMEL”) and Castle Peak Power Company Limited (“CAPCO”) as part of the interim review conducted during Year 2003 of the Scheme of Control Agreement (“SCA”) dated March 9, 1992 as amended on May 6, 1999.

1)	Definitions and Construction

The terms defined in the SCA shall have the same meanings herein unless the context otherwise requires.

Save as expressly amended by this letter, all the terms and conditions of the SCA shall remain in full force and effect and the SCA and this letter shall be read and construed as a single document.

Notwithstanding any provision to the contrary elsewhere in the SCA, if there is any ambiguity or discrepancy between this letter and the SCA, the content of this letter shall prevail.

2)	Change of Company Names

The SCA is amended as follows:

All references in the SCA to “China Light & Power Company, Limited”, shall be deleted and replaced with “CLP Power Hong Kong Limited” and all references to “China Light” shall be deleted and replaced with “CLP Power”. All references to “Exxon Energy Limited” shall be deleted and replaced with “ExxonMobil Energy Limited” and all references to “EEL” shall be deleted and replaced with “EMEL”. All references to “Esso” shall be deleted and replaced with “ExxonMobil”.

Definition (10) of Schedule 1 to the SCA shall be deleted and replaced with the following definition: -

“(10) “ExxonMobil”

means as the context may require either EMEL or any subsidiary of Exxon Mobil Corporation or its parent.”

3)	Recitals

Paragraph (B) of the Recitals of the SCA shall be deleted and replaced with the following paragraph: -

“CLP Power recognizes its continuing obligation to contribute to the development of Hong Kong Special Administrative Region (“Hong Kong SAR”) by providing sufficient facilities to meet the present and future demand for electricity, and in pursuit of this objective, with approval of the Government, has entered into agreements with EMEL under which CAPCO, a generating company jointly owned by CLP Power (40%) and EMEL (60%), would construct additional generating capacity for the sale of electricity to CLP Power. The Companies will conduct their business in compliance with applicable environmental laws and regulations of Hong Kong SAR and in a manner that is compatible with the balanced environmental and economic needs of the community in Hong Kong SAR. The Companies will make continuing efforts to improve their environmental performance and to promote the efficient use of energy. To this end, the Companies recognize the Government’s efforts in (i) reducing emissions in order to improve regional air quality and (ii) exploring alternative power generation sources, including renewable energy, to supplement conventional power generation from fossil fuels and promote public awareness and public participation. The Companies will make continuing efforts to work closely with the Government in these endeavours.”

Paragraph (D) of the Recitals of the SCA shall be deleted and replaced with the following paragraph: -

“EMEL is a wholly-owned subsidiary of Exxon Mobil Corporation and beneficially holds the ExxonMobil participation in the Companies. CLP Power is a wholly-owned subsidiary of CLP Holdings Limited.”

4)	Development Fund

Clause 5 of the SCA shall be amended by adding the following new clause 5(7) :-

“In the absence of any agreement to the contrary, CLP Power shall discharge its liabilities in respect of the balances in the Development Fund and the Rate Reduction Reserve after the expiry of this Agreement. Such agreement could include the handling and/or the continued maintenance of the balances in the Development Fund and/or the Rate Reduction Reserve after the expiry of this Agreement. In the absence of any agreement (whether under Clause 7(3) hereof or otherwise), the Government and the Companies will twelve months before the expiry of the current SCA (i.e. 30th September 2008) institute specific discussions regarding the way CLP Power shall discharge these liabilities.”

5)	Scheme Of Control Net Revenue

Definition (23) of Schedule 1 to the SCA shall be deleted and replaced with the following definition : -

“(23) “Scheme Of Control Net Revenue”

means the result of the following: having the Total Operating Costs and the Scheme Of Control taxation charge set out in Section F of Schedule 2 hereto deducted from the Gross Tariff Revenues Of CLP Power, and then adding interest on Borrowed Capital as specified in clauses 4(3)(a) and (b), Excess Capacity Adjustment as specified in clause 4(3)(d) and interest on the increase in consumers’ deposits as specified in clause 4(3)(e).”

6)	Depreciation

Paragraphs B(1) and B(2) of Schedule 2 to the SCA shall be deleted and replaced with the following paragraphs :-

“(1)	Depreciation on Fixed Assets will be charged on a straight line basis in accordance with the schedule set out in paragraph (2) hereof.

(2)	(a) Fixed Assets acquired before 1st January 2004

In respect of each such commissioned asset, the net book value as at 31st December 2003 will be written off uniformly over the remainder of the useful life as set out in sub-paragraph (2)(c) hereof.

(b)	Fixed Assets acquired on or after 1st January 2004

In respect of each such asset, the cost will be written off uniformly over the useful life as set out in sub-paragraph (2)(c) hereof, beginning on the first day of the month of Commissioning.

(c)	Type of Asset		Useful Life
	Land	:	Unexpired terms of the leases

	Cable tunnels	:	100 years

	Buildings	:	35 years

	Generating plant	:	25 years

	Overhead Lines(132 kV and above)	:	35 years

	Overhead Lines(below 132 kV)	:	30 years

	Cables	:	30 years

	Switchgear and transformers	:	35 years

	Meters	:	15 years

	System control equipment, furniture, tools, communication and office equipment	:	10 years

	Computers and office automation equipment other than those forming an integral part of the generating plant	:	5 years

	Motor vehicles and marine craft	:	5 years

	Refurbished or improved assets	:	Remaining original life plus any life extension. ”

7)	Development Fund Cap

Paragraph B(1) of Schedule 3 to the SCA shall be deleted and replaced with the following new paragraph B(1)(a):-

“In October of each year starting from 2004 a Tariff Review shall be conducted jointly by the Government and the Companies. Such Review shall be completed by the end of November of each year. The Tariff Review will revise, if necessary, items (a), (b), (c), (g) and (i) of paragraph (3) of Section A hereof, in respect of the then current and the Year next following. For each year’s Tariff Review, projections for the then current Year will take into account an upper limit on the projected year-end Development Fund balance, with one-off rebate or tariff adjustment applied in the Year next following to reduce any excess to or below the upper limit. The upper limit shall be 12.5% of the annual total revenues of CLP Power from sales of electricity to consumers in Hong Kong including fuel clause revenues and excluding rebates and surcharges made during that Year.”

8)	3-year Rolling Forecast

Insert the following new paragraph B(1)(b) after the new paragraph B(1)(a) in Schedule 3 to the SCA: -

“Following the submission by the Companies of a Financial Plan for Financial Review covering the period from 2005 to 2008 (both years inclusive) and without prejudice to the provisions of paragraph (1)(a) of Section B of Schedule 3 hereto, the Companies will, in October of each year starting from 2004, make available to the Government for the purpose of the Tariff Review their forecast on the following specific items in respect of the second Year following the then current Year (provided that such second Year is within the term of the SCA): -

(a) local maximum demand and system maximum demand for electricity,

(b) local electricity sales and electricity sales to mainland China,

(c) Basic Tariff Rate,

(d) fuel clause charge or rebate,

(e) Development Fund balance and Rate Reduction Reserve balance,

(f) Fuel Clause Recovery Account balance,

(g) Net Fixed Assets balance,

(h) total operating and total capital expenditures,

(i) Development Fund transfer,

(j) amount and cost of fuels to be consumed, and

(k) amount and cost of electricity to be purchased from Hong Kong Nuclear Investment Company Limited.

This forecast is made in addition to the existing 2-year rolling forecast made in accordance with the terms and conditions of the SCA. The forecast is made in good faith and is provided to the Government for its information only.”

9)	Enhancing Transparency

Insert the following new paragraph A(6) after the paragraph A(5) of Schedule 3 to the SCA:-

“The Companies, as part of their continuing effort to increase transparency, will disclose to the Government for its information only, the segregated annual cost data which include capital and operating expenditures, and Net Fixed Assets movement, pertaining to their generation, and transmission and distribution systems covering the same period as the Financial Review.”

The paragraph in Section D of Schedule 3 to the SCA shall be renumbered as D(1).

Insert the following new paragraph D(2) after the renumbered paragraph D(1) of Schedule 3 to the SCA:-

“The Companies, as part of their continuing effort to increase transparency, will disclose to the Government for its information only, the segregated annual cost data which include capital and operating expenditures, and Net Fixed Assets movement, pertaining to their generation, and transmission and distribution systems covering the same period as the Auditing Review.”

The agreement set out in this letter shall take effect on January 1, 2004.

IN WITNESS whereof the parties hereto have hereunto set their hands and affixed their seals on the date of this letter.

SIGNED and SEALED by

Secretary for Economic Development and	)
Labour for and on behalf of The Government	)
of the Hong Kong Special Administrative	)
Region in the presence of :-)
	) ) )	(Sgd.) Mr Stephen S K Ip Mr Stephen S K Ip
(Sgd.) Ms Brenda Cheng	)
Ms Brenda Cheng	)
Principal Assistant Secretary for Economic	)
Development and Labour	)
)
) )
The Common Seal of CLP Power Hong Kong Limited was hereunto affixed by authority of the directors in the presence of :-	) ) ) ) ) ) ) ) ) )
	) ) ) ) ) ) ) ) )	(Sgd.) Mrs Betty Yuen Mrs Betty Yuen Managing Director
	) ) ) ) )	(Sgd.) Dr R B Hirsch Dr R B Hirsch Director

The Common Seal of ExxonMobil Energy	)
Limited was hereunto affixed by authority of	)
the directors in the presence of :-)
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	) ) ) )	(Sgd.) Dr RB Hirsch Dr RB Hirsch Director
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	) ) ) )	(Sgd.) Mr M J Hupka Mr M J Hupka Director

The Common Seal of Castle Peak Power	)
Company Limited was hereunto affixed by	)
authority of the directors in the presence of :-)
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)
)
)
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	) ) ) )	(Sgd.) Dr RB Hirsch Dr RB Hirsch Director
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	) ) ) )	(Sgd.) Mrs Betty Yuen Mrs Betty Yuen Director